Exhibit 8.2

August 10, 2004

Board of Trustees
Abington Savings Bank
Abington Mutual Holding Company
Abington Community Bancorp, Inc.
180 Old York Road
Jenkintown, Pennsylvania 19046

RE:
Pennsylvania Tax Consequences of the Proposed Mutual
Holding Company Formation and Bank Conversion of
Abington Savings Bank.

Dear Sirs/Madams:

You have requested our opinion with respect to certain Pennsylvania tax consequences associated with the proposed conversion of Abington Savings Bank, a Pennsylvania-chartered mutual savings bank also known as Abington Bank (herein referred to as "Abington Bank") from a mutual savings bank to a Pennsylvania-chartered stock savings bank and the substantially concurrent formation of Abington Mutual Holding Company, a Pennsylvania-chartered mutual holding company, which will acquire the stock of Abington Bank and subsequently contribute such stock of Abington Bank to Abington Community Bancorp, Inc., a Pennsylvania corporation. At your request, and pursuant to the Stock Holding Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission, we are rendering our opinion concerning the material Pennsylvania income tax consequences of the Bank's proposed conversion to the stock form, the organization of the Mutual Holding Company and the related stock issuance.

Abington Bank has received an opinion from legal counsel on the federal tax consequences of the proposed reorganization (the "federal tax opinion"). The federal tax opinion concludes that no income or loss will be recognized for federal income tax purposes with respect to the various steps in the reorganization in accordance with §351, §357(a), §361(a), §368(a), §1032, and §1001(a) of the Internal Revenue Code of 1986 ("IRC"), as amended. Where applicable, we have exclusively relied on the facts and legal conclusions related to the federal income tax consequences of the proposed reorganization contained in the federal tax opinion.

Additionally, we have issued an opinion based on generally accepted accounting principles ("GAAP") for financial reporting purposes on the financial statements, which are the responsibility of company's management, to be included with the filing of Abington Community Bancorp, Inc.'s Registration Statement on Form S-1 filed with the Securities and Exchange Commission. Those financial statements include a footnote describing the transaction herein included. This opinion concluded that the financial statements, presented fairly, in all material respects, the financial position of Abington Bank and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with the accounting principles generally accepted in the United States of America.

With respect to this tax opinion, our analysis is based solely upon:

  a.  the representations, information, documents, and facts that we have included or referenced in this opinion letter, including the facts and conclusions as to the federal income tax consequences in the federal tax opinion;

  b.  our assumption (without independent verification) that all of the representations and all of the originals, copies, and signatures of documents reviewed by us are accurate, true, and authentic;

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  c.  our assumption (without independent verification) that there will be timely execution and delivery of and performance as required by the representations and documents;

  d.  the understanding that only the specific Pennsylvania issues and tax consequences opined upon herein are covered by this tax opinion, and no other federal, state, or local taxes of any kind were considered;

  e.  the law, regulations, cases, rulings, and other tax authority in effect as of the date of this letter. If there are significant changes in or to the foregoing tax authorities (for which we shall have no responsibility to advise you), such changes may result in our opinion being rendered invalid or necessitate (upon your request) a reconsideration of the opinion;

  f.  your understanding that this opinion is not binding on the state revenue authorities or the courts and should not be considered a representation, warranty, or guarantee that the state revenue authorities or the courts will concur with our opinion; and

  g.  your understanding that this opinion letter is solely for the benefit of Abington Bank, Abington Mutual Holding Company, and Abington Community Bancorp, Inc. to be included in a Registration Statement of Abington Community Bancorp, Inc. with the Securities and Exchange Commission, is limited to the described activities, and may not be relied upon by any other person or entity.

Facts and Representations:

Abington Bank is a Pennsylvania-chartered mutual savings bank engaged in banking and banking related business in Pennsylvania in accordance to the Pennsylvania Banking Code of 1965 and the Savings Association Code of 1967. Abington does not have any authorized capital stock. Instead, liquidation rights in Abington Bank are held by the holders of Abington's deposit accounts. Abington Bank, in its present form, is subject to the Pennsylvania Mutual Thrift Institutions Tax.

On April 21, 2004, the Board of Trustees approved the Plan of Reorganization from mutual Savings Bank to Mutual Holding Company and the related Plan of Stock Issuance (collectively the "Reorganization") by which Abington Bank will reorganize from its current status as a mutual savings bank to a mutual holding company structure. Abington Bank would then continue as a stock savings bank under the Pennsylvania Banking Code of 1965 and the Savings Association Code of 1967.

Upon completion of the Reorganization, Abington Bank will be a wholly owned subsidiary of Abington Community Bancorp, Inc., a Pennsylvania corporation. Abington Community Bancorp, Inc. will be a majority-owned subsidiary of Abington Mutual Holding Company, a Pennsylvania corporation. Approximately 40% of the common stock of Abington Community Bancorp, Inc. will be offered to the public.1

Note #17 Notes to Consolidated Financial Statements; Amendment No. 1 to the Form S-1 Registration Statement under the Securities Act of 1933; Abington Community Bancorp, Inc. As filed with the Securities and Exchange Commission on July 22, 2004.

As detailed in the federal tax opinion, the following steps will occur in consummation of the Reorganization:

  (i)
  Abington Bank will organize an interim stock savings bank as a wholly owned subsidiary (the "Interim One");

  (ii)
  Interim One will organize an interim stock savings bank as a wholly owned subsidiary (the "Interim Two"); and

  (iii)
  Interim One will organize a Pennsylvania stock corporation ("Abington Community Bancorp, Inc.") as a wholly owned subsidiary of Interim One.

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The following transactions will occur substantially simultaneously:

  (iv)
  Abington Bank will convert to stock form and exchange its articles of incorporation for those of a Pennsylvania stock savings bank;

  (v)
  The shares of Interim One will be cancelled and its articles of incorporation will be exchanged for Pennsylvania mutual holding company articles of incorporation ("Abington Mutual Holding Company");

  (vi)
  Interim Two will merge with and into Abington Bank, with Abington Bank surviving as a subsidiary of Abington Mutual Holding Company. In connection with the merger, the shares of Interim Two common stock owned by Abington Mutual Holding Company prior to the merger shall be converted into and become shares of Abington Bank common stock;

  (vii)
  The depositors of Abington Bank will exchange their ownership interests in Abington Bank for liquidation and other interests in Abington Mutual Holding Company. Depositors of Abington Bank will hold all of the liquidation and other interests in Abington Mutual Holding Company as long as they maintain deposit accounts in Abington Bank;

  (viii)
  Abington Mutual Holding Company will contribute all of the outstanding shares of Abington Bank to Abington Community Bancorp, Inc., its wholly owned subsidiary in return for additional shares of common stock of the Abington Community Bancorp, Inc; and

  (ix)
  Immediately following the contribution set forth in subparagraph (viii) above, the Abington Community Bancorp, Inc will, subject to the provisions of the Plan of Reorganization and the Plan of Stock Issuance, sell approximately 40% of its Common Stock.

Under GAAP, no income or loss will be recognized by Abington Bank, Abington Mutual Holding Company, or Abington Community Bancorp, Inc. with respect to the Reorganization. Further, under GAAP, no income or loss would be recognized on separate company unconsolidated accounting records maintained by each entity (with investments in subsidiaries maintained on the cost method of accounting). Furthermore, no taxable income or loss shall be recognized with respect to the Reorganization for federal income tax purposes on either a consolidated or separate company basis.

In the resulting structure, subsequent to the Reorganization, Abington Mutual Holding Company's investment in Abington Community Bancorp, Inc., and Abington Community Bancorp, Inc.'s investment in Abington Bank, will be consolidated for purposes of determining consolidated net worth in accordance with GAAP.

All tangible assets owned by Abington Bank immediately prior to the Reorganization, including real estate and tangible personal property, shall continue to be owned by Abington Bank immediately after the Reorganization.

Certain of the conclusions reached herein are dependent upon the fact, also relied upon for certain of the conclusions in the federal tax opinion, that the non-transferable subscription rights to acquire stock in Abington Community Bancorp, Inc. obtained by the Eligible Account Holders; Tax-Qualified Employee Stock Benefit Plans; Supplemental Eligible Account Holders; and, Other Depositors, all as defined and described in the federal tax opinion, have no ascertainable market value greater than $0.

Issues

  1.
  Will Abington Bank recognize taxable "net income" with respect to the Pennsylvania Mutual Thrift Institutions Tax as a result of the reorganization?

  2.
  Will Abington Bank, Abington Mutual Holding Company and Abington Community Bancorp, Inc recognize gain or loss with respect to the Pennsylvania Corporate Net Income Tax as a result of the Reorganization?

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  3.
  Will Abington Bank, Abington Mutual Holding Company and Abington Community Bancorp, Inc incur a liability under the Pennsylvania Capital Stock Tax solely as a result of the transactions undertaken as part of the Reorganization?

  4.
  Will the depositors of Abington Bank recognize gain or loss under the Pennsylvania Personal Income Tax as a result of the Reorganization?

Conclusions

  1.
  There should be no "net income" realized by Abington Bank for purposes of the Pennsylvania Mutual Thrift Institutions Tax, 72 P.S. §8501 et seq., as a direct result of the Reorganization.

  2.
  Abington Bank should not be subject to the Pennsylvania Corporate Net Income Tax, 72 P.S. §7401 et seq., as a direct result of the Reorganization. Abington Mutual Holding Company and Abington Community Bancorp, Inc. should be subject to the Pennsylvania Corporate Net Income Tax on a prospective basis. Abington Mutual Holding Company and Abington Community Bancorp, Inc should not recognize any gain or loss for purposes of the Pennsylvania Corporate Net Income Tax as a direct result of the Reorganization.

  3.
  Abington Bank should not be subject to the Pennsylvania Capital Stock Tax, 72 P.S. §7601 et seq., as a direct result of the Reorganization. Abington Mutual Holding Company and Abington Community Bancorp, Inc. should be subject to the Pennsylvania Capital Stock Tax on a prospective basis. Abington Mutual Holding Company and Abington Community Bancorp, Inc. should not incur a liability under the Pennsylvania Capital Stock Tax solely as a result of the Reorganization.

  4.
  The depositors of Abington Bank should not recognize gain or loss under the Pennsylvania Personal Income Tax, 72 P.S. §7301 et seq. solely as a result of the Reorganization.

We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except the Reorganization. In particular, our opinion with respect to consequences to the depositors of Abington Bank is limited to Pennsylvania Personal Income Tax. Depositors who are residents of and/or subject to tax in other states should consult their personal tax advisors with respect to potential tax consequences in those states.

Discussion and Analysis

1. Pennsylvania Mutual Thrift Institutions Tax ("MTIT")

The MTIT is imposed on an "institution" at the rate of 11.5% of its taxable "net income" as follows:

  Every institution shall annually, by April 15 of each year beginning in the year 1984, make a report to the Department of Revenue, setting forth the entire amount of taxable net income received or accrued by said institution from all sources during the preceding year, and such other information as the department may require, and upon such net taxable income the said institution shall pay into the State Treasury, through the Department of Revenue, for the use of the Commonwealth, a State excise tax . . . at the rate of twelve and one-half per cent for calendar year 1991 and fiscal years beginning in 1991 and at the rate of eleven and one-half per cent for calendar year 1992 and each calendar year thereafter . . . upon such annual taxable net income, for the privilege of doing business in the Commonwealth.2

Laws of Pennsylvania, Tax Reform Code of 1971, Article XV Mutual Thrift Institutions Tax. Sec 1502 (e) [72 P.S. §8502]

For purposes of the MTIT, "a "Mutual Thrift Institution" or "institution" includes every savings bank without capital stock, building and loan association, savings and loan association, and savings institution

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having capital stock, whether the institution is incorporated under any law of this Commonwealth or under the law of the United States, or is incorporated under the law of any other jurisdiction and is located within this Commonwealth."3 Accordingly, Abington Bank, as a stock savings bank under the Pennsylvania Banking Code of 1965 and the Savings Association Code of 1967, should continue to be subject to MTIT following the Reorganization.

Laws of Pennsylvania, Tax Reform Code of 1971, Article XV Mutual Thrift Institutions Tax §1501. [72 P.S. §8501] and Pennsylvania Regulation, Reg. §158.2.

"Net income" for MTIT purposes shall be determined in accordance with GAAP, with certain exceptions and modifications that are generally not pertinent to this analysis.4 However, "net income" shall be determined on a separate company unconsolidated basis, using cost in lieu of equity accounting for investments in a subsidiary.5

Laws of Pennsylvania, Tax Reform Code of 1971, Article XV Mutual Thrift Institutions Tax §1501. [72 P.S. §8501]

Laws of Pennsylvania, Tax Reform Code of 1971, Article XV Mutual Thrift Institutions Tax. Sec 1502 (e) [72 P.S. §8502]

Since no income or loss shall be recognized by Abington Bank as a result of the Reorganization in accordance with GAAP or on a separate company unconsolidated basis, using cost accounting for investments in subsidiaries, there likewise should be no net income recognized for MTIT purposes. Accordingly, therefore there should be no additional tax liability incurred by Abington Bank with respect to the MTIT as a direct result of the Reorganization.

2. Pennsylvania Corporate Net Income Tax ("CNIT")

CNIT is imposed on a "corporation" at the rate of 9.99% of its corporate "net income."6 However, according to the MTIT statute, institutions subject to the MTIT shall be exempt from all other corporate taxes imposed by the Commonwealth for state purposes.7 In addition, the CNIT statute specifically provides that any entity subject to taxation under Article XV—i.e., the MTIT statute—shall not be subject to CNIT.8 As an institution subject to MTIT, Abington Bank should thus not be subject to CNIT.

Laws of Pennsylvania, Tax Reform Code of 1971, Article IV Corporate Net Income Tax, § 402 [72 P.S. §7402]

Laws of Pennsylvania, Tax Reform Code of 1971, Article XV Mutual Thrift Institutions Tax. §1502 (e) [72 P.S. §8502]

Laws of Pennsylvania, Tax Reform Code of 1971, Article IV Corporate Net Income Tax, § 402 (c) [72 P.S. §7402]

A "corporation" for PA CNIT purposes is defined as "a corporation, a joint-stock association, a business trust, limited liability company or other entity for which for federal income tax purposes is classified as a corporation."9 As Pennsylvania corporations, Abington Mutual Holding Company and Abington Community Bancorp, Inc. should be "corporations" for CNIT purposes and thus should be subject to CNIT on a prospective basis.

Laws of Pennsylvania, Tax Reform Code of 1971, Article IV Corporate Net Income Tax, § 401 [72 P.S. §7401]

"Taxable income" for CNIT purposes is defined as "taxable income for the calendar year or fiscal year as returned to and ascertained by the federal government, or in the case of a corporation participating

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in the filing of consolidated returns to the federal government, the taxable income which would have been returned to and ascertained by the federal government if separate returns had been made to the federal government for the current and prior taxable years . . . [with certain modifications not pertinent to this analysis]."10

Laws of Pennsylvania, Tax Reform Code of 1971, Article IV Corporate Net Income Tax, § 401 [72 P.S. §7401]

Since no gain or loss shall be recognized with respect to the Reorganization for federal income tax purposes on either a consolidated or separate company basis, Abington Mutual Holding Company and Abington Community Bancorp, Inc. should not recognize any taxable income for purposes of the CNIT. Accordingly, Abington Mutual Holding Company and Abington Community Bancorp, Inc. should not recognize gain or loss under the Pennsylvania CNIT as a direct result of the Reorganization.

3. Pennsylvania Capital Stock Tax ("CST")

The CST is imposed on a "domestic entity" at the rate of 6.99 mills (for 2004) applied to its "capital stock value" as described below:

  (a)  That every domestic entity . . . shall be subject to, and pay to the department annually, a tax which is the amount computed by multiplying each dollar of the capital stock value as defined in section 601(a) by the appropriate rate of tax as set forth in subsection (h) . . . .

  * * *

  (h)  The rate of tax for purposes of the capital stock and franchise tax for taxable years beginning within the dates set forth shall be as follows:

  January 1, 2004, To December 31, 2004.....6.99 mills.11

Laws of Pennsylvania, Tax Reform Code of 1971, Article VI Capital Stock—Franchise Tax, § 602 [72 P.S. §7602]

According to the MTIT statute, however, institutions subject to the MTIT shall be exempt from all other corporate taxes imposed by the Commonwealth for state purposes. 12 In addition, the CST statute specifically provides that any entity subject to taxation under Article XV—i.e., the MTIT—shall not be subject to CST.13 As an institution subject to MTIT, Abington Bank should thus not be subject to CST.

Laws of Pennsylvania, Tax Reform Code of 1971, Article XV Mutual Thrift Institutions Tax. §1502(e) [72 P.S. §8502(e)]

Laws of Pennsylvania, Tax Reform Code of 1971, Article VI Capital Stock—Franchise Tax, § 601 [72 P.S. §7601]

A "domestic entity" is defined as a "corporation organized under the laws of the Commonwealth" for CST purposes, while a "corporation" is defined to include a corporation, a joint-stock association, a business trust, limited liability company or any other entity which for federal income tax purposes is classified as a corporation.14 As Pennsylvania corporations, Abington Mutual Holding Company and Abington Community Bancorp, Inc. should be"corporations" for CST purposes and thus should be "domestic entities" subject to Pennsylvania CST on a prospective basis.

Laws of Pennsylvania, Tax Reform Code of 1971, Article VI Capital Stock—Franchise Tax, § 601 [72 P.S. §7601]

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"Capital stock value" is computed pursuant to the following formula, the key components of which are "average net income" and "net worth":

  [T]he product of one-half times the sum of the average net income capitalized at the rate of nine and one-half per cent plus seventy-five per cent of net worth, from which product shall be subtracted one hundred twenty-five thousand dollars ($125,000), the algebraic equivalent of which is:

(.5 × (average net income/.095 + (.75) (net worth)))—$125,00015

Laws of Pennsylvania, Tax Reform Code of 1971, Article VI Capital Stock—Franchise Tax, § 601 [72 P.S. §7601]

"Average net income" for CST purposes is derived from a corporation's income per books and is defined as follows:

  [T]he sum of the net book income or loss for each of the current and immediately preceding four years, divided by five. If the entity has not been in existence for a period of five years, the average net income shall be the average net income for the number of years that the entity has actually been in existence . . . . The net income or loss of the entity for any taxable year shall be the amount set forth as income per books on the income tax return filed by the entity with the federal government for such taxable year . . . . In the case of any entity which has an investment in another corporation, the net income or loss shall be computed on an unconsolidated basis exclusive of the net income or loss of such other corporation.16

Laws of Pennsylvania, Tax Reform Code of 1971, Article VI Capital Stock—Franchise Tax, § 601 [72 P.S. §7601]

Since neither Abington Mutual Holding Company nor Abington Community Bancorp, Inc. should recognize any gain or loss on their separate company unconsolidated books with respect to the Reorganization, there should be no impact on the determination of "average net income" as a direct result of the Reorganization.

"Net worth" for CST purposes is defined to "be the sum of the entity's issued and outstanding capital stock, surplus and undivided profits as per books set forth for the close of such tax year . . . . In the case of any entity which has investments in other corporations, the net worth shall be the consolidated net worth of such entity computed in accordance with [GAAP]."17 In the resulting structure subsequent to the Reorganization, Abington Mutual Holding Company has an investment in Abington Community Bancorp, Inc. which in turn has an investment in Abington Bank. These investments shall be consolidated in the computation of net worth in accordance with GAAP. The net worth of Abington Mutual Holding Company should thus include the consolidated net worth of Abington Community Bancorp, Inc., which in turn should include the net worth of Abington Bank.

Laws of Pennsylvania, Tax Reform Code of 1971, Article VI Capital Stock—Franchise Tax, § 601 [72 P.S. §7601]

Accordingly, the capital stock value of Abington Mutual Holding Company and Abington Community Bancorp, Inc. should each reflect their respective amounts of consolidated net worth in accordance with GAAP. Nevertheless, corporations subject to the CST "shall be entitled each taxable year to use the single factor fraction" to determine the amount of taxable capital stock value.18 Abington Mutual Holding Company and Abington Community Bancorp, Inc. should thus be entitled to use the single factor fraction for apportionment.

Pennsylvania Regulation, Reg. §155.10(a)(1)

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For single factor fraction purposes, "[t]he taxable assets fraction [which is applied to determine taxable capital stock value] is a fraction, the numerator of which is the average book value of taxable assets owned by the taxpayer during the taxable year and the denominator of which is the average book value of the total assets owned by the taxpayer during the taxable year.19 "Taxable assets" for this purpose are defined as "[t]otal assets less exempt assets."20 Exempt assets specifically include investments in "[t]he stock of domestic [i.e., Pennsylvania] corporations which are subject to or relieved from [CST].21

Pennsylvania Regulation, Reg. §155.10(c)

Pennsylvania Regulation, Reg. §155.10(b)(7)

21
Pennsylvania Regulation, Reg. §155.10(d)(4)(i)&(ii)

Abington Community Bancorp, Inc. is a Pennsylvania corporation that should be subject to CST, and Abington Bank is a Pennsylvania corporation that should be relieved from CST. Accordingly, the investment in shares of Abington Bank held by Abington Community Bancorp, Inc. and the investment in shares of Abington Community Bancorp, Inc. held by Abington Mutual Holding Company should be considered exempt assets for purposes of determining the taxable assets fraction.

Alternatively, the CST statute provides that any "holding company . . . may elect to compute the [CST] . . . by applying the rate of tax provided in subsection (h) to ten percent of the capital stock value . . . ."22 A "holding company" is defined as

Laws of Pennsylvania, Tax Reform Code of 1971, Article VI Capital Stock—Franchise Tax, § 602(e) [72 P.S. §7602(e)]

  Any corporation (I) at least ninety per cent of the gross income of which for the taxable year is derived from dividends, interest, gains from the sale, exchange or other disposition of stock or securities and the rendition of management and administrative services to subsidiary corporations, and (II) at least sixty per cent of the actual value of the total assets of which consists of stock securities or indebtedness of subsidiary corporations.23

Laws of Pennsylvania, Tax Reform Code of 1971, Article VI Capital Stock—Franchise Tax, § 601 [72 P.S. §7601]

A "subsidiary corporation" is defined for CST purposes as a corporation wherein "a majority of the total issued and outstanding shares of voting stock of which are owned by the taxpayer corporation directly or through one or more intervening subsidiary corporations."24 Immediately after the Reorganization, Abington Mutual Holding Company will own a majority of the shares of Abington Community Bancorp, Inc., which in turn will own all of the shares of Abington Bank. These investments should thus be "stock securities or indebtedness of subsidiary corporations" for purposes of the holding company definition; however, according to policy of the Pennsylvania Department of Revenue, the asset value test is imposed at the end of the tax year. Furthermore, to qualify as a "holding company" for this purpose, a taxpayer must also satisfy the income test in the definition for the entire year.

Laws of Pennsylvania, Tax Reform Code of 1971, Article VI Capital Stock—Franchise Tax, § 601(a) [72 P.S. §7601(a)]

Accordingly, the apportionment factor for purposes of determining capital stock value determined under either the taxable assets fraction for single factor fraction purposes or under "holding company" status should be determined each year based on income earned throughout the year and assets held at various points in time during the year. Certain assets to be held by Abington Mutual Holding Company and/or Abington Community Bancorp, Inc. subsequent to the Reorganization may not be exempt for purposes of determining the taxable assets fraction, and certain assets held or income earned may not

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qualify under the holding company definition. It is thus possible that the apportionment factor of Abington Mutual Holding Company and/or Abington Community Bancorp, Inc. may be between 0% and 100% for any prospective tax year. Thus, the ultimate taxability of these entities is dependent upon future events and cannot be determined at this time.

4. Pennsylvania Personal Income Tax ("PIT")

PIT is imposed on resident and nonresident individuals at the rate of 3.07% on each of certain specified "classes of income."25 The taxable "classes of income" include "net gains or income from disposition of property" which is defined to include net gains or net income, less net losses, derived from the sale, exchange or other disposition of property, including real property, tangible personal property, and certain intangible personal property or obligations issued on or after the effective date of this amendatory act by the Commonwealth.26

Laws of Pennsylvania, Tax Reform Code of 1971, Article III Personal Income Tax, § 302 [72 P.S. §7302]

Laws of Pennsylvania, Tax Reform Code of 1971, Article III Personal Income Tax, § 303 [72 P.S. §7303]

However, "[t]he term "sale, exchange or other disposition' shall not include the exchange of stock or securities in a corporation a party to a reorganization in pursuance of a plan of reorganization, solely for stock or securities in such corporation or in another corporation a party to the reorganization and the transfer of property to a corporation by one or more persons solely in exchange for stock or securities in such corporation if immediately after the exchange such person or persons are in control of the corporation."27

Laws of Pennsylvania, Tax Reform Code of 1971, Article III Personal Income Tax, § 303 [72 P.S. §7303]

For these purposes, the term "reorganization" includes, among other things, the following:

  •
  a statutory merger or consolidation, and

  •
  A mere change in identity, form, or place of organization however effected.

The provisions in the exclusion above concerning reorganizations and transfers of property to controlled corporations are substantially similar to corresponding provisions of IRC §§ 368 and 351. The federal tax opinion concludes that the depositors of Abington Bank will not recognize gain or loss for federal income tax purposes as a consequence of the Reorganization. Accordingly, the depositors of Abington Bank should not recognize gain or loss with respect to PIT solely as a result of the Reorganization.

* * * * * *

We consent to the filing of this opinion as a supporting document to Abington Community Bancorp, Inc.'s Registration Statement on Form S-1 filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Deloitte & Touche, LLP

Deloitte & Touche, LLP

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